Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights for HIMCO VIT Portfolio Diversifier Fund”, “Financial Highlights for HIMCO VIT Index Fund”, “Financial Highlights for HIMCO VIT American Funds”, “Representations and Warranties”, and “Financial Statements” in the Combined Proxy Statements/Prospectuses, and “Financial Statements” in the Combined Statements of Additional Information, and to the incorporation by reference of our reports dated February 17, 2014 in the Registration Statement (Form N-14) of HIMCO Variable Insurance Trust, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Minneapolis, Minnesota
May 22, 2014